Prospectus	Filed Pursuant to Rule 424(b)(3)
File No. 333-151320

NEW GENERATION BIOFUELS HOLDINGS, INC.

2,926,761 Shares

Common Stock

This prospectus relates to the sale of up to 2,926,761 shares of our common stock by the non-affiliate selling stockholders listed in this prospectus. The shares offered by this prospectus relate to securities issued in private placements completed in March 2008 and May 2008 and include:

• up to 2,279,603 shares of our common stock issuable upon mandatory conversion of our Series B cumulative convertible preferred stock, referred to as our Series B preferred stock;

• 7,808 outstanding shares of our common stock issued as penalty shares; and

• 639,350 shares of our common stock issuable upon exercise of warrants to purchase our common stock.

The registration of shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of sale are within the sole discretion of the selling stockholders. These shares may be sold by the selling stockholders from time to time on the Nasdaq Capital Market or on any national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of common stock under this prospectus, except upon exercise of the warrants. We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all of their selling and related expenses.

Our common stock began trading on the Nasdaq Capital Market on September 23, 2008 under the symbol “NGBF.” On October 31, 2008 there were 19,093,455 shares of our common stock outstanding. On October 31, 2008, the closing price of our common stock on the Nasdaq Capital Market was $2.50 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
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Investing in these securities involves a high degree of risk. Please carefully review the section entitled “Risk Factors” beginning on page 6 of this prospectus and the risk factors that are incorporated by reference in this prospectus from our Securities and Exchange Commission filings.
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The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and/or sale of the shares.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy or this prospectus. Any representation to the contrary is a criminal offense.
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In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

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The date of this prospectus is November 25, 2008.

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ABOUT THIS PROSPECTUS

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to or incorporated by reference into the registration statement for a complete description.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve numerous assumptions, risks and uncertainties, many of which are beyond our control. Our actual results could differ materially from anticipated results. Important factors that may cause actual results to differ from projections include without limitation:

•	our lack of operating history;

•	our ability to continue as a going concern if we are unable to obtain additional financing by February 20, 2009, when the next license agreement payment is due;

•	our inability to generate revenues from sales of our biofuel and to establish production facilities;

•
our inability to enter into acceptable sublicensing agreements with respect to our technology or the inability of any sublicensee to successfully manufacture, market or sell biofuel utilizing our licensed technology;

•	our inability to compete effectively in the renewable fuels market;

•
governmental regulation and oversight, including whether or not we are able to obtain the governmental approvals necessary to allow our biofuel to be marketed as “bio-diesel,” or as a new class of biofuel;

•	market acceptance of our biofuel;

•	unexpected costs and operating deficits;

•	adverse results of any material legal proceedings; and

•	other specific risks set forth or incorporated by reference under the heading “Risk Factors” beginning on page 6 of this report.

All statements that are not clearly historical in nature regarding our strategy, future operations, financial position, prospects, plans and management objectives are forward-looking statements. When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions generally are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements are based on information available at the time the statement was made. We undertake no obligation to update any forward-looking statements or other information contained in this prospectus as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

References in this prospectus to “New Generation Biofuels Holdings, Inc.,” “we,” “us” and “our” are to New Generation Biofuels Holdings, Inc.

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering.

Our Business

We are a development stage renewable biofuels provider that is marketing a new class of “second generation” biofuels for use in power generation, commercial and industrial heating and marine transportation. We produce our biofuels using a proprietary blending technology that we believe is simpler, cleaner, less expensive, and less energy intensive than the complex chemical reaction process used to produce traditional biodiesel. We believe that this technology enables us to produce biofuels that cost less to produce, use less energy and generate significantly lower emissions than our competitors. Our technology also gives us the flexibility to produce our biofuel from multiple feedstocks, which allows us to use non-edible raw materials in our production process, when desirable. We believe that these factors will enable us to customize our product to specific customer requirements and react more quickly to trends in the biofuels market.

In March 2006, we acquired the rights to our proprietary technology through an exclusive license agreement with the inventor of the technology, Ferdinando Petrucci.  Under the license agreement, we are required to pay $6.0 million over the next six years, with the next $1.0 million payment due in February 2009.  Compared to current methods used in the production of biodiesel fuel, we believe that this proprietary technology is a substantially less complex and less expensive process.

We are pursuing direct sales of our biofuel produced at manufacturing plants that we may purchase or build, either directly or through joint ventures. To obtain these sales, we are pursuing test burn programs with a number of energy producers to validate our biofuel.

In 2007, we conducted three successful test burns of our biofuel for power generation applications at an Oakland, California combustion turbine facility operated by Dynegy, a wholesale power generation provider. Results indicated that there were no shortfalls in engine output and nitrogen oxide emissions were significantly lower with our biofuel than when firing distillate fuel oil. In September 2007, we completed our first test burn by initially firing the turbines using distillate fuel oil, then switching to our biofuel. In November 2007, we completed the second test burn that focused on the capabilities of our hybrid formulation, which is designed for customer applications where a higher flash point product is required. In December 2007, we completed the third test burn, where we used a formulation made from recycled vegetable oil.

After several successful test burns of our biofuel, in June 2008, we entered into our first biofuel sales agreement with Dynegy. The agreement provides for Dynegy to purchase up to 1.7 million gallons of biofuel per year for use at Dynegy’s power plant in Oakland, California, based on Dynegy’s forecasts of a portion of the historical fuel consumption at their facility. There is no minimum purchase requirement. The product price is based on a variable pricing formula. The contract contemplates purchases of our “Classic” product formula based on refined vegetable oil but allows us the flexibility to produce the fuel from any feedstock as long as the product meets certain specifications. The contract is for a term until March 31, 2010 and from month to month thereafter, unless terminated by either party at any time with at least sixty (60) days’ written notice.

In December 2007, we entered into a test burn agreement with Mirant Energy Trading to evaluate our proprietary biofuel in power generation applications. The test burn agreement requires us to supply our biofuel for a test program that will be performed by Mirant. The test program will include the evaluation of both technical and environmental performance characteristics of our biofuel. The test burn agreement also requires us to pay 50% of all costs of environmental emissions testing conducted in connection with the test program, up to a maximum of $150,000. In February 2008, we conducted our first of three test burns at one of Mirant’s power generation facilities in Maryland. In May 2008 and June 2008, we conducted the second and third test burns. Both parties are currently reviewing the testing data and upon completion of that review may negotiate a mutually agreeable purchase agreement for our biofuel.

In November 2007, we entered into a vehicle test program with the City of Orlando, Florida to demonstrate the capabilities of our proprietary biofuel in fleet vehicle applications. The test program, to be carried out over several months, will be conducted using a vehicle in the City’s truck fleet and will include a comprehensive series of performance and tailpipe emissions tests.

In March 2008, we entered into a test burn agreement with FirstEnergy Corporation to evaluate our proprietary biofuel technology in power generation applications. Under the agreement, we and FirstEnergy contemplate conducting three full and partial load test burns that may consume approximately 30,000 gallons of our biofuel at FirstEnergy’s combustion turbine power plant in Lorain, Ohio. The tests will evaluate both the technical and environmental performance characteristics of our biofuel. We will supply and deliver the biofuel to the testing site and are obligated to pay 50% of all costs of environmental emissions testing conducted in connection with the test program, up to a maximum of $15,000. FirstEnergy is entitled to all revenue arising from sales of electricity generated during the testing. If the testing is successful, both parties intend to negotiate a mutually agreeable purchase agreement for our biofuel. In April 2008, we conducted the first test burn with FirstEnergy, and both parties are reviewing the data.

In August 2007, we placed into service our first biofuel production plant, a 3 million gallon per year pilot facility, jointly developed with Twin Rivers Technologies and co-located at Twin Rivers’ facility in Cincinnati, Ohio. We are in the process of moving our pilot facility to our new production site in Baltimore, Maryland, as discussed below. We anticipate the pilot facility to be operational by the end of 2008.

In September 2008, we entered into a site lease agreement with Pennington Partners, LLC to locate our first commercial scale biofuel manufacturing plant at a port location in Baltimore, Maryland and a terminaling services agreement with Atlantic Terminalling, LLC, an affiliate of Pennington Partners, LLC, to provide certain terminaling services at the site. Once completed, we expect the facility to have an initial production capacity of 25 million gallons per year and scaleable up to 50 million gallons of second-generation biofuel a year to serve potential customers in Maryland and the mid Atlantic region.

On September 23, 2008, our common stock began trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NGBF.” From April to September 2008, our common stock traded on the American Stock Exchange (“Amex”) under the symbol “GNB.” Prior to trading on Amex, our common stock was quoted on the Over-the-Counter Bulletin Board.

In October 2008, we entered into a biofuel sales agreement with the Commonwealth of Massachusetts (“Massachusetts”) and the Taunton State Hospital. The agreement provides for Massachusetts to purchase up to 220,000 gallons of renewable biofuel over a twelve-month period, but there is no minimum purchase requirement. The hospital will be the first facility to use our biofuel product in its industrial burners.

We also have commenced the process of procuring raw materials for production of our biofuel but have not made any significant commitments or procurements at this point. As a second potential revenue stream, our business plan contemplates collecting royalties through sublicensing our proprietary technology where it is more efficient for manufacturers to produce our biofuel at their own plants rather than requiring production at our proposed facilities. We also are actively pursuing our eligibility and qualification for tax credits and other government incentives to strengthen the competitive position of our biofuel.

We have fully funded our operating budget through 2008, however, we will need to raise an additional approximately $5 million to fund our cash requirements for the next 12 months. This amount assumes the minimum financing necessary to maintain our business, to make our next $1 million license agreement payment due on February 20, 2009 and to support sales through our existing pilot production facility.

Historically, we have relied primarily upon private placements of common and convertible preferred stock to raise capital. In the near term, we are exploring similar transactions. We may also consider other financing options using public equity or debt offerings, government grants, joint ventures and licensing if market conditions improve. Due to the current economic environment and adverse capital market conditions, we may not be able to obtain capital on favorable terms, if at all.

If we are unable to raise additional capital by the first quarter of 2009, we may be required to delay, reduce the scope or eliminate one or more of our programs, any of which could have a material adverse effect on our business, financial condition and results of operations, or may be unable to continue as a going concern.

As a development stage company, our business also involves a high degree of risk, as described in more detail in “Risk Factors” beginning on page 6, including:

• our early stage and lack of revenues,
• our need for significant additional capital to fund our operations, and
• the lack of current market acceptance of our proprietary technology and product.

About this Offering

This prospectus relates to the offering of up to 2,926,761 shares of our common stock by the non-affiliate selling stockholders listed in this prospectus, representing as of October 31, 2008 approximately 15.3% of our total outstanding common stock. The shares offered by this prospectus relate to securities issued in private placements in March and May 2008 and include:

•	up to 2,279,603 shares of our common stock issuable upon mandatory conversion of our Series B preferred stock (or issuable upon the declaration of dividends payable in common stock);

•	7,808 outstanding shares of common stock issued as penalty shares in connection with registration rights agreements between the company and the investors; and

•
639,350 shares of our common stock issuable upon exercise of warrants to purchase our common stock, including 462,583 shares underlying warrants issued to investors in the March and May 2008 private placement and 176,767 shares underlying warrants issued as payment of commissions to our placement agents.

The chart below shows how the number of conversion shares increases semi-annually over the next three years based on an 8% annual dividend rate on our Series B preferred stock. The number of conversion shares issuable is calculated by dividing the total dollar stated value at the dates listed below by the conversion price of $4.25, rounded up to the next whole share.

Stated Value and Conversion Shares

	Dividend Payment Dates						Mandatory Conversion Date
	Initial Issuance	9/30/08	3/31/09	9/30/09	3/31/10	9/30/10	March 31, 2011
Stated Value	$7,864,000	$8,178,560	$8,281,192	$8,612,440	$8,956,938	$9,315,215	$9,687,824
Conversion Shares	1,850,367	1,924,392	1,948,554	2,026,514	2,107,591	2,191,909	2,279,603

The number of shares issuable upon conversion would increase in the event of an adjustment in the conversion price, as discussed below under the caption March and May 2008 Private Placement. We are not registering in this prospectus any shares issuable upon conversion of additional Series B preferred stock issued as dividends declared and paid on the Series B preferred stock, which dividends presently are not contemplated. We also are not registering 22,779 shares of common stock issuable to Series B preferred stockholders that may be deemed affiliated with the Company or 50,794 shares of common stock that have been sold pursuant to Rule 144.

The 639,350 shares of common stock underlying warrants registered in connection with the March and May 2008 private placement includes 462,583 shares underlying warrants issued to non-affiliated investors who purchased Series B preferred stock (calculated based on 25% of the 1,850,367 shares of common stock issuable upon conversion of the Series B preferred stock rounded down to the nearest whole share on an individual basis) plus 176,767 shares underlying warrants issued as commissions to our placement agents.

March and May 2008 Private Placement

In our private placement in March and May 2008, we sold 75,891 shares of our Series B preferred stock and warrants to purchase 446,413 shares of our common stock to "accredited investors" as defined in the Securities Act for total gross proceeds of $7,589,100 (the “March/May Offering”).

A summary of key terms of our March/May Offering is provided below and is qualified in its entirety by reference to our Articles of Amendment to our Amended and Restated Articles of Incorporation (the “Charter”) (filed as Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2008), the warrants and other offering documents:

Series B Convertible Preferred Stock. Each share of Series B preferred stock initially will be convertible into shares of our common stock, at a conversion price of $4.25 per share. The Series B preferred stock also includes the following key terms that are summarized below but qualified in their entirety by reference to the preferred stock designations included in our Articles of Amendment to our Charter:

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Ranking. The Series B preferred stock will rank junior to the Series A preferred stock and senior to the common stock with respect to the payment of dividends and amounts payable upon liquidation, dissolution or winding up of the Company.

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Dividends and Increase in Stated Value. Dividends will be payable from the date of issuance at a rate of 8% per year when and as declared by the Board of Directors. To the extent that dividends are not declared, or cannot be paid, there will be an increase in the Stated Value of the Series B preferred stock in the amount of 8% per year. In the event dividends are declared by the Board and paid by the Company on the Common Stock, holders of Series B preferred stock will either share ratably in such dividends based on the number of shares of common stock into which the Series B preferred stock may be converted or (to the extent that dividends are not declared or cannot be paid), there will be a corresponding increase in the Stated Value. Dividends will be paid semiannually, at the Company’s election, in cash, in shares of Series B preferred stock (valued at Stated Value) or in common stock valued at the market price, on September 30 and March 31 of each year beginning on September 30, 2008 to holders of record on the 15th day of the preceding month. If there is an increase in Stated Value because dividends were not or could not be paid, that increase will occur semiannually on the dates that dividends would have been paid.

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Liquidation. Upon any Liquidation of the Company, after the Company has made the required distributions to the holders of Series A preferred stock (and any other preferred stock then outstanding, if any, ranking in liquidation senior to the Series B preferred stock), and before any distribution is made to the holders of common stock (and any other stock ranking in liquidation junior to the Series B preferred stock), the holders of Series B preferred stock will be entitled to be paid an amount in cash equal to the aggregate liquidation value of Series B preferred stock.

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Liquidation Value. The liquidation value of the Series B preferred stock is an amount in cash equal to the Stated Value ($100.00) plus all accrued dividends not previously paid or added to the Stated Value. Each share of Series B preferred stock is convertible into shares of our common stock at a conversion price of $4.25 per share, and each share automatically converts upon three years from the date of issuance. The number of conversion shares is determined by dividing the sum of the Stated Value and all accrued dividends not previously paid or added to the Stated Value at the time of conversion by the conversion price. Assuming dividends accrue and are compounded semiannually and automatic conversion after three years, each share of Series B preferred stock will automatically convert into 30 shares of common stock, rounded up to the nearest whole share, at the $4.25 conversion price. Under these same assumptions, the liquidation value of each share of Series B preferred stock would accrete to approximately $126.53.

•	Redemption. The Series B preferred stock is not redeemable.

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Voting.  The holders of the Series B preferred stock will be entitled to notice of all shareholders’ meetings and will be entitled to vote on all matters submitted to the shareholders for a vote, together with the holders of Series A preferred stock on an as-converted basis and the common stock, voting together as a single class. Each share of Series B preferred stock will be entitled to one vote for each share of common stock issuable upon conversion of the Series B preferred stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

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Automatic Conversion. Upon the third anniversary of the initial issue date of the Series B preferred stock, each share of Series B preferred stock will automatically convert into the number of shares of common stock into which it is then convertible. That number is determined by dividing the sum of the Stated Value and all accrued dividends not previously paid or added to the Stated Value to the date of such conversion by the Conversion Price then in effect. The conversion price is $4.25 per share, subject to adjustment upon the occurrence of certain major corporate events such as reorganizations and stock splits (the “Conversion Price”).

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Optional Conversion. At any time, any holder of Series B preferred stock may convert all or a portion of their shares. The number of shares of common stock into which each share of Series B preferred stock is convertible is determined by dividing the sum of the Stated Value and all accrued dividends not previously paid or added to the Stated Value to the date of such conversion by the Conversion Price then in effect.

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Antidilution and Adjustments to Conversion Price. If at any time prior to the first to occur of (i) the first anniversary of the registration of the common stock underlying the Series B preferred stock or (ii) 18 months after the closing , the Company issues any additional shares of Common Stock with a purchase price less than the Conversion Price of the Series B preferred stock, or additional convertible securities with a conversion price less than the Conversion Price of the Series B preferred stock, the Conversion Price of the Series B preferred stock will be reduced to the purchase price at which such Common Stock has been issued or the conversion price of such additional convertible securities, but not below a Conversion Price of $3.00 per share, subject to certain exceptions discussed in “Exceptions to Antidilution Adjustments”.

•	Protective Provisions. The Company will not, without approval of a majority of the holders of the shares of the Series B preferred stock voting as a separate class;

(a)
alter or change the rights, preferences or privileges of the Series B preferred stock or any other class or series of preferred stock in any manner adversely affecting the rights of the Series B preferred stock;

(b)
create or issue any new class or series of equity securities of the Company having a preference senior to the Series B preferred stock with respect to redemption, voting, liquidation or dividend rights;

(c)
pay or declare any dividend on or other distribution with respect to any shares of the Company’s capital stock which are junior to the Series B preferred stock (except dividends payable solely in shares of common stock or in the junior preferred stock); or

(d)
redeem or acquire any shares of the Company’s capital stock which are junior to the Series B preferred stock (other than common stock from employees, officers or directors of the Company or its subsidiaries upon termination of employment pursuant to the terms of agreements approved by the Company’s board of directors or common stock from any affiliate of the Company (which for this purpose shall include any holder of 10% or more of the common stock or other voting stock of the Company) or any strategic partner of the Company).

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Reorganization, Consolidation, Merger or Sale. Prior to any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction where the holders of common stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for common stock (an “Organic Change”), the Company will make appropriate provision to ensure that the holders of Series B preferred stock will have the right to acquire and receive, upon the conversion of Series B preferred stock, in lieu of common stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B preferred stock immediately prior to such Organic Change.

Warrants. Each investor in the March/May Offering also received warrants exercisable for a number of shares of our common stock equal to 25% of the number of shares of common stock that would be issuable upon initial conversion of the Series B preferred stock. The initial exercise price of the warrant is $6.25 per share. The warrants are exercisable at any time after the six month anniversary of the issue date but prior to the fifth anniversary of the issue date. If at any time prior to the first anniversary of the registration of the common stock underlying the warrants or eighteen months from the date of closing, the Company issues certain additional warrants or options with an exercise price less than $6.25 per share, the exercise price of the Warrant will be reduced to the exercise price of the additional warrants or options, but not below $3.00 per share.

Exceptions to Antidilution Adjustments. The antidilution adjustments in the Series B preferred stock and warrants will not apply to certain issuances of equity securities or warrants, including those not issued in capital-raising transactions (such as to customers, suppliers, joint venture partners or in connection with acquisitions of property) or in connection with equity award or options granted by the Company to employees, consultants and directors under employee benefit plans approved by the Board of Directors under which options generally are granted with exercise prices at least equal to the Company’s stock price on the grant dates.

Registration Rights. In connection with the March/May Offering, we agreed to register the resale of the shares of common stock issuable to investors upon conversion of the Series B preferred stock, upon the exercise of any warrants and as may be issued or distributed through a stock dividend or stock split or other distribution, recapitalization or reclassification. Under the registration rights agreements with each investor, we are required to file a “resale” registration statement with the SEC covering such shares on or before the 30th day following the closing date. We are obligated to maintain the effectiveness of the “resale” registration statement from the effective date of the registration statement through and until the shares have been disposed of in accordance with the registration statement, the shares have been distributed to the public or could be sold by the investor pursuant to Rule 144 under the Securities Act, or the shares have ceased to be outstanding. We agreed to use our reasonable best efforts to have the “resale” registration statement declared effective by the SEC as promptly as practicable after the initial filing, but by no later than 180 days after the effective date. If we fail to meet these registration obligations, we may be required to pay a penalty in cash or additional shares of our common stock, at our election, to investors in the March/May Offering, in an amount not to exceed 6.0% of the aggregate purchase price of the Series B preferred stock purchased in the March/May Offering.

Commissions and Fees. Empire Financial Group, Inc. (now known as Jesup & Lamont Securities Corp.) served as finders for the March/May Offering. For the March/May Offering we agreed to pay a cash commission of 8% of the total proceeds and a warrant commission of 10% of the total number of shares purchased in the March/May Offering. Some of our finders chose to participate in the March/May Offering by investing a portion of their cash commission on the same terms as other investors. Ultimately, we paid commissions of $249,288 in cash, issued 3,514 shares of our Series B preferred stock and issued warrants to purchase 197,437 shares of our common stock as finders fees in connection with the transactions.

Accounting Treatment of the Series B Preferred Stock and Warrants. We recognized a preferred stock dividend of $2,963,995 during the nine months ended September 30, 2008 relating to the beneficial conversion feature of the Series B Preferred Stock issued in our March/May Offering. The preferred stock dividend is calculated as the difference between the share price of our common stock at date of issuance and the initial conversion price of the Series B Preferred Stock. We will allocate the proceeds received for the Series B Preferred Stock between the Series B Preferred Stock and warrants issued based on estimated fair values. The impact of the adjusting provisions for the conversion of the Series B Preferred Stock and warrants issued during 2008, if such an adjustment were to occur, would result in additional shares of common stock to be issued upon conversion, which would further dilute existing shareholders. The Company will record any incremental intrinsic value that results from the adjusting provisions, as additional expense, when, and if, the triggering event occurs. The fair value of the warrants issued with the Series B Convertible Preferred Stock issued in the March/May Offering has been estimated, utilizing the Black Scholes option pricing model, at approximately $2,032,739. The warrants have been classified as Stockholder’s Equity.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008 together with the other information contained in this prospectus or incorporated by reference from our SEC filings, before you decide to buy our common stock.  If any of the risks actually occur, our business, results of operations and financial condition would likely suffer.  In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from the sale of shares of common stock in this offering except upon the exercise of outstanding warrants. We could receive up to $3,995,938 from the cash exercise price upon exercise of warrants held by selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but the selling stockholders will bear all commissions, selling and other expenses to underwriters, agents, brokers and dealers.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholders to offer and sell shares of our common stock to the public. The selling stockholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the market price for our common stock, as quoted on the American Stock Exchange on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently determine the price at which shares offered for resale pursuant to this prospectus may be sold.

SELLING STOCKHOLDERS

Selling Stockholder Table

This prospectus covers shares of our common stock underlying securities that we sold in a private placement in March and May 2008 to “accredited investors” as defined by Rule 501(a) under the Securities Act, pursuant to a registration exemption under Section 4(2) of the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below as shown in the "Shares Offered Hereby" column. Under registration rights agreements with each investor in the private placement, we are required to register for resale the shares of our common stock described in the table below.

We have prepared the table below based upon the information previously furnished to us by the selling stockholders and available corporate records. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

As noted in the footnotes to the table below, we have been advised that each of such selling stockholders purchased our common stock and warrants in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock. Unless otherwise indicated in the footnotes to the table below, none of the selling stockholders has or had any position, office or other material relationship with the company or any of its predecessors or affiliates within the past three years.

The following table sets forth:

•	the name of each selling stockholder;

•
the number of shares of our common stock beneficially owned by the selling stockholders as of October 31, 2008, including shares underlying warrants exercisable by each holder more than 60 days after October 31, 2008 but that we are required to register pursuant to registration rights agreements with each investor;

•
the maximum number of shares of our common stock that may be offered for the account of the selling stockholders under this prospectus excluding any shares that have been sold pursuant to Rule 144; and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Under SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Beneficial ownership is calculated based on 19,093,455 shares of our common stock outstanding as of October 31, 2008. In calculating the number of shares beneficially owned by a selling stockholder and the percentage ownership, shares of common stock subject to preferred stock conversion rights, options or warrants held by that person that are currently exercisable or convertible or become exercisable or convertible within 60 days after October 31, 2008 are deemed outstanding even if they have not actually been exercised or converted. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Selling Security Holder	Shares Owned Represented by Common Stock, Preferred Stock And Warrants Before the Offering (1)	Shares Offered Hereby (2)	Shares Owned After the Offering (3)	Percentage of Outstanding Shares Owned After the Offering
Alpha Capital Anstalt (4)	125,758	125,758	0	-
Alan Andalman (5)	68,059	38,059	0	-
Brett Casebolt (6)	37,870	37,870	0	-
Bristol Investment Fund, Ltd. (7)	125,758	125,758	0	-
William Corbett (8)	247,754	102,514	0	-
Cranshire Capital, LP (9)	254,244	123,544	0	-
Crestview Capital Master, LLC (10)	108,820	90,920	0	-
Philip Ditmanson & Donna Zimmerman (11)	18,936	18,936	0	-
Donald G. Drapkin (12)	433,212	126,852	0	-
EDJ Limited (13)	24,768	17,919	0	-
Stanley & Carol Eilers (14)	38,059	38,059	0	-
Jesup & Lamont Securities Corp. (15)	166,982	112,491	0	-
Enable Growth Partners LP (16)	181,840	181,840	0	-
Enable Opportunity Partners LP (17)	45,460	45,460	0	-
Excalibur Small Cap Opportunities LP (18)	151,534	151,534	0	-
Greg Freitag (19)	18,936	18,936	0	-
Gimmel Partners, LP (20)	1,672,989	365,499	0	-
Michael R. Jacks (21)	232,934	87,694	0	-
Phyllis D. Kalista 401K (22)	15,154	15,154	0	-
Dennis Lavalle (23)	38,059	38,059	0	-
Stifel Nicolaus, Custodian for Dennis LaValle IRA (24)	101,513	101,513	0	-
H. Vincent O'Connell (25)	18,936	18,936	0	-
Porter Partners, L.P. (26)	99,611	71,669	0	-
Robbins Capital Partners L.P. (27)	1,295,757	193,501	0	-
Rockmore Investment Master Fund Ltd (28)	237,044	114,131	0	-
Theodore Seelye (29)	188,102	64,502	0	-
Allan Steffes (30)	148,401	75,929	0	-
David Lee Street (31)	30,308	30,308	0	-
Scott and Mary Strickland (32)	91,375	91,375	0	-
Truk International Fund L.P. (33)	29,565	29,565	0	-
Truk Opportunity Fund LLC (34)	60,025	60,025	0	-
Whalehaven Capital Fund Limited (35)	151,534	151,534	0	-
Worthington Growth LP (36)	268,550	60,917	0	-
TOTAL	6,727,847	2,926,761

(1) May include shares owned by the selling stockholders that are registered for resale on other registration statements.

(2) Reflects the number of shares offered for resale by this prospectus on behalf of each selling stockholder.

(3) Assumes that the selling stockholders have sold all of the shares offered for resale by this prospectus and any other prospectus that offers shares owned by the selling stockholders for resale.

(4) Includes 105,011 shares of common stock issuable upon conversion of our Series B preferred shares and 20,747 shares of common stock underlying warrants. The address for Alpha Capital is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein. Konrad Ackerman has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(5) Includes 30,189 shares of common stock currently outstanding, 31,623 shares of common stock issuable upon conversion of our Series B preferred stock and 6,247 share of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(6) Includes 31,623 shares of common stock issuable upon conversion of our Series B preferred stock and 6,247 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(7) Includes 105,011 shares of common stock issuable upon conversion of our Series B preferred stock and 20,747 shares of common stock underlying warrants. The address for Bristol Investment Fund, Ltd. is c/o Bristol Capital Advisors, LLC 10990 Wilshire Blvd., Suite 1410, Los Angeles, CA 90024. Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(8) Includes 198 shares of common stock currently outstanding, 33,078 shares of common stock issuable upon conversion of the Series B preferred stock and 214,478 shares of common stock underlying warrants, all of which were issued as placement agent compensation in connection with the March/May 2008 offering, except for warrants to purchase 145,240 shares that were issued as placement agent compensation in prior offerings. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(9) Includes 56,170 shares of common stock currently outstanding, 92,574 shares of common stock issuable upon conversion of the Series B Preferred Stock and 105,500 shares of common stock underlying warrants. The address for Cranshire Capital, L.P. (“Cranshire”) is 3100 Dundee Rd. Suite 703 Northbrook, IL 60062. Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin, Downsview and Cranshire may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares owned by Cranshire which are being registered hereunder. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(10) Includes 17,900 shares of common stock currently outstanding, 75,920 shares of common stock issuable upon conversion of our Series B preferred stock and 15,000 shares of common stock underlying warrants. The address for Crestview Capital Master, LLC is 95 Revere Dr, Suite A, Northbrook, IL 60062. Crestview Capital Partners LLC has sole power to vote and dispose of the securities held. The general partners of Crestview Capital Partners LLC are Stewart Fink, Bob Hoyt and Daniel Warsh. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(11) Includes 15,813 shares of common stock issuable upon conversion of our Series B preferred stock and 3,123 shares of common stock underlying warrants. Mr. Ditmanson and Ms. Zimmerman have shared power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(12) Includes 263,242 shares of common stock currently outstanding, 105,397 shares of common stock issuable upon conversion of our series B preferred stock, and 64,573 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(13) Includes 688 shares of common stock currently outstanding, 14,889 shares of common stock issuable upon conversion of our Series B preferred stock and 9,191 shares of common stock underlying warrants. The address for EDJ Limited is 300 Drakes Landing Road, Suite 175, Greenbrae, CA 94904. Jeffrey H. Porter has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(14) Includes 189 shares of common stock currently outstanding, 31,623 shares of common stock issuable upon conversion of our Series B preferred stock and 6,247 shares of common stock underlying warrants. Stanley G. and Carol R. Eilers have shared power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(15) Includes 271 shares of common stock currently outstanding, 45,237 shares of common stock issuable upon conversion of the Series B preferred stock and 121,474 shares of common stock underlying warrants, all of which were issued as placement agent compensation in connection with the March/May 2008 offering, except for warrants to purchase 54,491 shares that were issued as placement agent compensation in prior offerings. The address for Jesup & Lamont Securities Corp. (formerly Empire Financial Group, Inc.) is 650 Fifth Avenue New York, NY 10019. The person with the power to vote and dispose of the securities held by Jesup & Lamont Securities Corp. is James Matthew. The selling stockholder is a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(16) Includes 151,840 shares of common stock issuable upon conversion of our Series B preferred stock and 30,000 shares of common stock underlying warrants. The address for Enable Growth Partners LP is One Ferry Building, Suite 255, San Francisco, CA 94111. Mitchell Levine has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(17) Includes 37,960 shares of common stock issuable upon conversion of our Series B preferred stock and 7,500 shares of common stock underlying warrants. The address for Enable Opportunity Partners LP is One Ferry Building, Suite 255, San Francisco, CA 94111. Mitchell Levine has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(18) Includes 126,534 shares of common stock issuable upon conversion of our Series B preferred stock and 25,000 shares of common stock underlying warrants. The address for Excalibur Small Cap Opportunities LP is 150 Bloor St. West, Suite 14, Toronto, Ontario, Canada M5S 2X9. William Hechter has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(19) Includes 15,813 shares of common stock issuable upon conversion of our Series B preferred stock and 3,123 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(20) Includes 838,021 shares of common stock currently outstanding, 158,790 shares of common stock issuable upon conversion of our Series A preferred stock, 303,678 shares of common stock issuable upon conversion of our Series B preferred stock and 372,500 shares of common stock underlying warrants. The address for Gimmel Partners, LP is 767 3rd Ave. New York, NY 10017. Alan Weichselbaum has the power to vote and dispose of the securities held by Gimmel Partners, LP. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(21) Includes 157 shares of common stock currently outstanding, 26,321 shares of common stock issuable upon conversion of our Series B preferred stock and 206,456 shares of common stock underlying warrants, all of which were issued as placement agent compensation in connection with the March/May 2008 offering, except for warrants to purchase 145,240 shares that were issued as placement agent compensation in prior offerings. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(22) Includes 12,654 shares of common stock issuable upon conversion of the Series B Preferred Stock and 2,500 shares of common stock underlying warrants. The address for the Phyllis D. Kalista 401K is 150 First Avenue, Suite 600, King of Prussia, PA 19406. Phyllis Kalista has sole power to vote and dispose of the securities held. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(23) Includes 189 shares of common stock currently outstanding, 31,623 shares of common stock issuable upon conversion of our Series B preferred stock and 6,247 shares of common stock underlying warrants. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(24) Includes 84,766 shares of common stock issuable upon conversion of our Series B preferred stock and 16,747 shares of common stock underlying warrants. The address of Stifel Nicolaus, Custodian for Dennis LaValle IRA is 501 N. Broadway, St. Louis, MO 63102. Cathy Fassel is the custodian and has power to vote and dispose of the securities held by Stifel Nicolaus, Custodian for Dennis LaValle IRA. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(25) Includes 15,813 shares of common stock issuable upon conversion of our Series B preferred stock and 3,123 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(26) Includes 3,299 shares of common stock currently outstanding, 59,548 shares of common stock issuable upon conversion of our Series B preferred stock and 36,764 shares of common stock underlying warrants. The address for Porter Partners, L.P. is 300 Drakes Landing Rd., Suite 175, Greenbrae, CA 94904. Jeffrey H. Porter has sole power to vote and dispose of the securities held by Porter Partners, L.P. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(27) Includes 519,764 shares of common stock currently outstanding, 253,456 shares of common stock issuable upon conversion of our Series A preferred stock, 160,773 shares of common stock issuable upon conversion of our Series B preferred stock and 361,764 shares of common stock underlying warrants. The address for Robbins Capital Partners L.P. (“RCP”) is 100 First Stamford Place, 6th Floor East Stamford, CT 06902. T. Robbins Capital Management, LLC (“Management”) is the registered Investment Adviser and the sole general partner of RCP and Todd B. Robbins (“Robbins”) is the managing member of Management. RCP, Management and Robbins together have shared power to vote and dispose of the shares owned by RCP. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(28) Includes 66,338 shares of common stock currently outstanding, 94,828 shares of common stock issuable upon conversion of the Series B preferred stock and 75,878 shares of common stock underlying warrants. The address for Rockmore Investment Master Fund Ltd. is 150 East 58th Street, 28th Floor New York, NY 10155. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of August 15, 2008, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(29)  Includes 63,921 shares of common stock currently outstanding, 53,593 shares of common stock issuable upon conversion of the Series B preferred stock and 70,588 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(30) Includes 72,661 shares of common stock currently outstanding, 63,246 shares of common stock issuable upon conversion of our Series B preferred shares and 12,494 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(31) Includes 25,308 shares of common stock issuable upon conversion of our Series B preferred stock and 5,000 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(32) Includes 455 shares of common stock currently outstanding, 75,920 shares of common stock issuable upon conversion of our Series B preferred stock and 15,000 shares of common stock underlying warrants. Scott and Mary Strickland have shared power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(33) Includes 147 shares of common stock currently outstanding, 24,565 shares of common stock issuable upon conversion of our Series B preferred stock and 4,853 shares of common stock underlying warrants. The address for Truk International Fund, L.P. is 1 East 52nd Street, 6th Floor, New York, NY 10222. Michael Fein and Stephen Saltzstein have shared power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(34) Includes 299 shares of common stock currently outstanding, 49,873 shares of common stock issuable upon conversion of our Series B preferred stock and 9,853 shares of common stock underlying warrants. The address for Truk Opportunity Fund, LLC is 1 East 52nd Street, 6th Floor, New York, NY 10222. Michael Fein has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(35) Includes 126,534 shares of common stock issuable upon conversion of our Series B preferred shares and 25,000 shares of common stock underlying warrants. The address for Whalehaven Capital Fund Limited is 160 Summit Avenue, Montvale, NJ 07645. Brian Mazzella, Trevor Williams, Arthur Jones and Jason Adkins have shared power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(36) Includes 142,311 shares of common stock currently outstanding, 50,614 shares of common stock issuable upon conversion of our Series B preferred shares and 75,625 shares of common stock underlying warrants. The address for Worthington Growth LP is 256 North Street, Rye, NY 10580. Clifford Henry has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

This prospectus relates to shares of our common stock held by the selling stockholders. Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the American Stock Exchange, any market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	a combination of any such methods of sale, or

•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders also may sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because selling stockholders may be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without regard to volume limitations, provided we comply with our reporting obligations.  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may offer all of the shares of common stock for sale.  Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or that possibility, may depress the market price of our common stock.  We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

Transfer Agent

The transfer agent and registrar for our common stock is:

Olde Monmouth Stock Transfer Co., Inc.
200 Memorial Parkway
Atlantic Highlands, NJ 07716.
www.oldemonmouth.com
(732) 872-2727

We serve as warrant agent for our warrants.

Provisions of Florida Law

We are governed by two Florida statutes that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a “control share acquisition” will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” of a publicly held Florida corporation. “Control shares” are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person immediately after acquisition of such shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (1) at least 20% but less than 33−1/3% of all voting power; (2) at least 33−1/3% but less than a majority of all voting power; or (3) a majority or more of all voting power.  The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

Florida law and our bylaws also authorize us to indemnify our directors, officers, employees and agents under certain circumstances.  In addition, Florida law presently limits the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improver personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

LEGAL MATTERS

Hogan & Hartson LLP, 555 Thirteenth Street N.W., Washington, DC 20004 will pass upon the validity of the shares of common stock offered in this prospectus.

EXPERTS

The consolidated balance sheets as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007, for the period from February 28, 2006 (inception) to December 31, 2006, and for the period from February 28, 2006 (inception) to December 31 2007  incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 and 2006 have been audited by Imowitz Koenig & Co., LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC’s Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
On-line information, free of charge	SEC’s Internet website at
www.sec.gov
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We have filed with the SEC a registration statement under the Securities Act, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our Internet website, www.newgenerationbiofuels.com, under “Recent Company Filings.” Information contained on our Internet website does not constitute a part of this prospectus. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

New Generation Biofuels Holdings, Inc.
Attn: Cary J. Claiborne
1000 Primera Boulevard, Suite 3130
Lake Mary, FL 32746
(321) 363-5100
Internet Website: www.newgenerationbiofuels.com

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document. We incorporate by reference each of the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 (SEC File No. 000-51903) as amended if applicable;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 (SEC File No. 001-34022) as amended if applicable;

•
our Current Reports on Form 8-K filed with the SEC on January 11, 2008, February 25, 2008, March 27, 2008, March 31, 2008, April 22, 2008, May 14, 2008, June 6, 2008, September 18, 2008, October 17, 2008 and November 17, 2008 (SEC File Nos. 000-51903 and 001-34022); and

•	the description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on September 22, 2008 (SEC File No. 001-34022).

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

NEW GENERATION BIOFUELS HOLDINGS, INC.

Common Stock

Prospectus

November 25, 2008